Product supplement W-A† To prospectus dated October 10, 2006 and prospectus supplement dated November 15, 2007	Registration Statement No. 333-137902 Dated October 10, 2006 Rule 424(b)(2)

Deutsche Bank AG

Call Warrants Linked to One or More Indices or Exchange Traded Funds, or One or More Baskets of Indices and/or Exchange Traded Funds

General

•    Deutsche Bank AG may offer and sell warrants linked to one or more indices or exchange traded funds, or one or more baskets of indices and/or exchange traded funds from time to time, including any index or exchange traded fund created by Deutsche Bank AG or one of its affiliates. This product supplement describes terms that will apply generally to the warrants and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the warrants, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•    The warrants are unsecured contractual obligations of Deutsche Bank AG.

•    Payment on the warrants is linked to one or more underlying indices or exchange traded funds, or one or more baskets of indices and/or exchange traded funds, as described in the relevant pricing supplement.

•    For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

•    Denominations and minimum investment amounts for the warrants will be specified in the relevant pricing supplement.

•    Investing in the warrants is not equivalent to investing in any underlying index or exchange traded fund or any components thereof.

•    The warrants will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

You must have an options-approved brokerage account in order to purchase the warrants. Investing in the warrants involves risks not associated with an investment in conventional securities. You could lose your entire investment. See “ Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

† This Product Supplement W-A amends and restates Product Supplement W-A dated November 20, 2007.

Deutsche Bank AG

April 4, 2008

SUMMARY TERMS

Underlying	In the case of warrants linked to underlying indices or exchange traded funds (each, a “fund”), each underlying index or fund designated in the relevant pricing supplement (an “Underlying”) accompanying this product supplement. If the warrants are linked to the relative performance of two or more Underlyings, such indices and/or funds will be specified in the relevant pricing supplement.

Basket	In the case of warrants linked to any basket of indices and/or funds, each underlying basket designated in the relevant pricing supplement (a “Basket”) accompanying this product supplement. The individual indices and/or funds included in any Basket (each, a “Basket Component”) and the weighting of each Basket Component within such Basket will be set forth in the relevant pricing supplement. If the warrants are linked to the relative performance of two or more Baskets, such Baskets and their respective Basket Components and relevant weightings will be specified in the relevant pricing supplement.

Issue Price	As specified in the relevant pricing supplement.

Notional Amount	As specified in the relevant pricing supplement.

Exercise of Warrants	Unless otherwise specified in the relevant pricing supplement, the warrants will be automatically exercised on the Expiration Date (which may also be referred to as the Automatic Exercise Date) and may not be exercised prior to the Expiration Date by either you or us. The relevant pricing supplement may specify that the warrants can be exercised prior to the Expiration Date and, in such case, will set forth the manner in which such exercise may be effected.

Cash Settlement Amount	Unless otherwise specified in the relevant pricing supplement, on the Final Settlement Date you will receive a cash payment for each warrant that you hold on the Expiration Date equal to the Cash Settlement Amount. The Cash Settlement Amount will be based on the performance during and over the term of the warrants of any Underlyings and/or Baskets specified in the relevant pricing supplement, and may be based on the relative performance of such Underlyings and/or Baskets.

The Cash Settlement Amount will be determined in the manner specified in the relevant pricing supplement.

Maximum Return	If applicable, as specified in the relevant pricing supplement.

Initial Level	For an Underlying or Basket, as applicable, the closing level of such Underlying or Basket on the trade date, or such other level as specified in the relevant pricing supplement.

Final Level	For an Underlying or Basket, as applicable, the closing level of such Underlying or Basket on the Final Valuation Date, or the arithmetic average of the closing levels of such Underlying or Basket on each of the Averaging Dates, or such other level as specified in the relevant pricing supplement.

Strike Level	A level of an Underlying or Basket, as applicable, as specified in the relevant pricing supplement. For example, the relevant pricing supplement may specify a Strike Level equal to 110% of the closing level of an Underlying or Basket on the trade date. The relevant pricing supplement may also specify a Strike Level that is equal to or less than 100% of the closing level of an Underlying or Basket on the trade date.

Closing Level	Unless otherwise specified in the relevant pricing supplement, the “closing level” will equal (i) in the case of an index, the closing level of such index on the relevant date of calculation, and (ii) in the case of a fund, the closing price of one share of such fund on the relevant date of calculation multiplied by the relevant Share Adjustment Factor.

In the case of a Basket, the closing level will equal the closing level of such Basket, calculated in accordance with the formula set forth in the relevant pricing supplement.

Share Adjustment Factor	Unless otherwise specified in the relevant pricing supplement, the Share Adjustment Factor for any Underlying or Basket Component that is a fund, will initially be 1.0, subject to adjustments as described under “Anti-Dilution Adjustments” in the relevant pricing supplement.

Initial Settlement Date	As specified in the relevant pricing supplement

Valuation Date(s)	For each Underlying or Basket, as applicable, the Final Level will be calculated on a single date which we refer to as the “Final Valuation Date”, or on several dates, each of which we refer to as an “Averaging Date”, as specified in the relevant pricing supplement. We refer to the Final Valuation Date or the Averaging Dates generally as “Valuation Dates” in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

Expiration Date	Unless otherwise specified in the relevant pricing supplement, the Expiration Date will be (i) if all relevant Final Levels are calculated on a single date, the Final Valuation Date; or (ii) if the relevant Final Levels are calculated on several dates, the last Averaging Date. The Expiration Date is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

Final Settlement Date	As specified in the relevant pricing supplement and subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the warrants offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The warrants described in the relevant pricing supplement and this product supplement are not appropriate for all investors and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the warrants. The relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the warrants under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the warrants only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any warrants by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the warrants and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the warrants under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the heading “Description of Warrants” in the accompanying prospectus supplement and prospectus. A separate pricing supplement will describe the terms that apply specifically to the warrants, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus and the relevant pricing supplement. Unless otherwise specified in the relevant pricing supplement, the term “warrant” refers to one of our Call Warrants Linked to One or More Indices or Exchange Traded Funds, or One or More Baskets of Indices and/or Exchange Traded Funds.

General

The warrants are our unsecured contractual obligations and will rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. We will issue the warrants pursuant to a warrant agreement between us and Deutsche Bank Trust Company Americas, as warrant agent.

The warrants do not provide for coupon payments and do not guarantee any return of your initial investment. On the Final Settlement Date, you will receive the Cash Settlement Amount, which may be zero, calculated in the manner set forth in the relevant pricing supplement.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

Denominations, minimum investment amounts and the Notional Amount and Issue Price per warrant will be specified in the relevant pricing supplement. The warrants will be represented by one or more permanent global warrants registered in the name of DTC or its nominee, as described under “Forms of Securities—Global Securities” in the prospectus.

The specific terms of the warrants will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus supplement and prospectus. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

Settlement

The Final Settlement Date for the warrants will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date or the last Averaging Date, as applicable, is postponed as described below.

Unless otherwise specified in the relevant pricing supplement, on the Final Settlement Date you will receive a cash payment for each warrant that you hold on the Expiration Date equal to the Cash Settlement Amount. The Cash Settlement Amount will be determined in the manner specified in the relevant pricing supplement.

Unless otherwise specified in the relevant pricing supplement, the warrants will be automatically exercised on the Expiration Date (which may also be referred to as the Automatic Exercise Date) and may not be exercised prior to the Expiration Date by either you or us. The relevant pricing supplement may specify that the warrants can be exercised prior to the Expiration Date and, in such case, will set forth the manner in which such exercise may be effected.

The relevant pricing supplement will specify, for each Underlying and/or Basket, the Initial Level (and/or the Strike Level, if applicable) and the manner in which each Final Level is determined.

Unless otherwise specified in the relevant pricing supplement, the closing level will equal (i) in the case of an index, the closing level of such index on the relevant date of calculation, and (ii) in the case of a fund, the closing price of one share of such fund on the relevant date of calculation multiplied by the relevant Share Adjustment Factor. In the case of a Basket, the closing level will equal the closing level of such Basket, calculated in accordance with the formula set forth in the relevant pricing supplement.

Unless otherwise specified in the relevant pricing supplement, the Share Adjustment Factor for any Underlying or Basket Component that is a fund, will be 1.0, subject to adjustments as described under “Anti-Dilution Adjustments” in the relevant pricing supplement.

Consequences of a Market Disruption Event of a Non-trading Day

Unless otherwise specified in the relevant pricing supplement, a “trading day” is a day, for an Underlying or each Basket Component separately, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchanges for such Underlying or Basket Component.

Unless otherwise specified in the relevant pricing supplement, the “relevant exchange” is, for an Underlying or each Basket Component separately, the primary organized exchange or market of trading for (i) any security then included in, and, in the case of a fund, any security of, such Underlying or Basket Component, or (ii) any futures or options contract or fund related to such Underlying or Basket Component or to any security then included in, or, in the case of a fund, any security of, such Underlying or Basket Component.

The Valuation Date(s), which will be either a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant pricing supplement and any such date is subject to adjustment as described below.

Subject to the paragraph below, if:

(a)	a Valuation Date is not a trading day for an Underlying or, for a Basket, a common trading day; or

(b)	a market disruption event for an Underlying or any Basket Component occurs or is continuing on a Valuation Date,

then the applicable Valuation Date for such Underlying or Basket, as applicable, will be postponed to the immediately succeeding trading day, or, in the case of a Basket, common trading day, on which no market disruption event for such Underlying or any Basket Component occurs or is continuing. The Valuation Date will not be postponed later than the tenth scheduled trading day or, in the case of a Basket, common trading day, after the scheduled Valuation Date (the “Tenth Day”). “Common trading day” means a day that is a trading day for all Basket Components.

If:

(a)	the Tenth Day is not a trading day for such Underlying, or, in the case of a Basket, a common trading day; or

(b)	a market disruption event for such Underlying or any Basket Component occurs or is continuing on the Tenth Day,

then, on the Tenth Day the calculation agent will determine the closing level of,

(x)	such Underlying; or

(y)	any Basket Component for which the Tenth Day is not a trading day or for which a market disruption event occurs or is continuing on the Tenth Day (a “disrupted Basket Component”),

using the formula for, and method of calculating, the closing level last in effect prior to the commencement of the market disruption event or non-trading day, using the closing level of each constituent of such Underlying or Basket Component (or, if trading in the relevant constituents has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing level that would have prevailed but for such suspension or limitation or non-trading day) on the Tenth Day, and/or, in the case of a fund, and at the calculation agent’s discretion, the mean, as determined by the calculation agent, of the bid prices for shares of the fund on the Tenth Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. (Bids of Deutsche Bank Securities Inc. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.)

In the case of a Basket, the calculation agent will then calculate the closing level for the Basket using:

(a)	for non-disrupted Basket Components, the published closing levels of such Basket Components on the Tenth Day; and

(b)	for disrupted Basket Components, the calculation agent’s determination of the closing levels of such Basket Components.

A “business day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in The City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in The City of New York or London, England.

Unless otherwise specified in the relevant pricing supplement, the Expiration Date will be (i) if the relevant Final Levels are calculated on a single date, the Final Valuation Date; or (ii) if the relevant Final Levels are calculated on several dates, the last Averaging Date. If the Final Valuation Date or the last Averaging Date, as applicable, is postponed as described above, the Expiration Date will be postponed accordingly.

The Final Settlement Date will be set forth in the relevant pricing supplement. If the scheduled Final Settlement Date (as specified in the relevant pricing supplement) is not a business day, then the Final Settlement Date will be the next succeeding business day following such scheduled Final Settlement Date. If, due to a market disruption event or otherwise, the Final Valuation Date or the last Averaging Date, as applicable, is postponed so that it falls on a day that is less than three business days prior to the scheduled Final Settlement Date, the Final Settlement Date will be the third business day following such Final Valuation Date or Averaging Date, as postponed, unless otherwise specified in the relevant pricing supplement. We will describe market disruption events in the relevant pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the warrants on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the warrants entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding warrants by tender, in open market transactions or by private agreement.

RISK FACTORS

Your investment in the warrants entails risks not associated with an investment in conventional securities. The warrants do not provide for coupon payments or guarantee any return of your initial investment. Investing in the warrants is not equivalent to investing directly in any Underlying or Basket, as applicable, or any components thereof. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement, the prospectus and the relevant pricing supplement, before you decide that an investment in the warrants is suitable for you. The relevant pricing supplement may contain additional risk factors specific to the terms of the warrants offered thereby. You should carefully consider any such risk factors.

The warrants are a risky investment and may expire worthless.

Warrants are highly speculative and highly leveraged. The warrants could expire worthless and you could lose the entire amount of your initial investment. You should carefully read the accompanying pricing supplement and understand the manner in which the Cash Settlement Amount is determined before deciding that an investment in the warrants is suitable for you. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be prepared to sustain a total loss of your investment in the warrants.

Investors may lose money even if the performance of the Underlying(s) or Basket(s), as applicable, is beneficial.

Even if the performance of any Underlying(s) or Basket(s), as applicable, is beneficial, it is possible that the Cash Settlement Amount will be less than the Issue Price. If this is the case, you will lose a portion of your investment in the warrants. You should carefully read the accompanying pricing supplement and understand the manner in which the Cash Settlement Amount is determined and under what conditions you could lose a portion or the entire amount of your initial investment.

The warrants are suitable only for investors with options-approved accounts.

You will not be able to purchase the warrants unless you have an options-approved brokerage account.

The warrants do not provide for coupon payments or guarantee any return of your initial investment.

The warrants do not provide for coupon payments and may not return any of your initial investment. The amount payable upon exercise will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement.

The warrants are non-standardized options.

The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of Deutsche Bank AG and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the warrants may look solely to

Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of any Underlying(s) or Basket(s), as applicable.

The warrants will be automatically exercised on the Expiration Date.

The warrants will be automatically exercised on the Expiration Date. Unless otherwise specified in the relevant pricing supplement, neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the levels of any Underlying(s) or Basket(s), as applicable, as measured at any point in time prior to the Expiration Date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the Expiration Date. Accordingly, you will not have the option to cancel your investment, continue to hold the warrants or otherwise seek a return of your investment if upon automatic exercise there have been adverse movements in the levels of any Underlying(s) or Basket(s), as applicable, and you will not be able to benefit from any beneficial changes in the levels of the Underlying(s) or Basket(s), as applicable, that occur after the Expiration Date.

The potential return on the warrants will be limited to any applicable Maximum Return.

If the warrants are subject to a Maximum Return, the potential return on the warrants will be limited to the Maximum Return. Any applicable Maximum Return will be a percentage of the Issue Price which we will determine on the trade date and which will be set forth in the relevant pricing supplement.

Your return on the warrants, if any, generally will not reflect any payments made with respect to the constituents of any Underlying or Basket Component.

Unless otherwise specified in the relevant pricing supplement, your return on the warrants, if any, will not reflect the return you would realize if you actually owned the constituents of any Underlying or Basket Component or, in the case of a fund, shares of such fund, and received any payments made with respect to such constituents or shares. This is because the calculation agent will calculate the amount payable to you upon expiration of the warrants by reference to the closing level(s) of the specified Underlying(s) or Basket(s). The closing level(s) generally reflects the performance of the specified Underlying(s) or Basket(s) without taking into consideration any payments made with respect to any constituent of any Underlying or with respect to any Basket Components.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the warrants will not be listed on a securities exchange. There may be little or no secondary market for the warrants. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your warrants easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the warrants but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the warrants, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the warrants. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the warrants.

The Final Level of any Underlying or Basket may be different than the Closing Level on the Final Settlement Date or at other times during the term of the warrants.

Because the Final Level may be calculated based on the relevant Underlying or Basket closing level on one or more Valuation Dates throughout the term of the warrants or near the end of the term of the warrants, the closing level of an Underlying or Basket on the Final Settlement Date or at other times during the term of the warrants, including dates near the Valuation Date(s), could be different than the Final Level. This difference could be particularly large if there is significant volatility in an Underlying or Basket level during the term of the warrants (especially on dates near the Valuation Date(s)). For example, when the Valuation Date for the warrants is near the end of the term of the warrants, then if any Underlying or Basket closing levels increase or remain relatively constant during the initial term of the warrants and then decrease below the Initial Level, the Final Level may be significantly less than if it were calculated on a date earlier than such Valuation Date. Under these circumstances, you may receive a lower payment upon expiration of the warrants than you would have received if you had invested directly in the Underlying(s) or Basket(s), the Basket Components, the constituents of the Underlying(s) or Basket Components, or contracts relating to the Underlying(s) or Basket Components for which there is an active secondary market.

The warrants are not designed to be short-term trading instruments.

The price at which you will be able to sell your warrants to us or our affiliates prior to expiration, if at all, may be at a substantial discount from the Issue Price of the warrants, even in cases where there have been beneficial changes to the level of the Underlying(s) or Basket(s), as applicable, since the trade date. The potential returns described in the relevant pricing supplement assume that your warrants, which are not designed to be short-term trading instruments, are held to the Expiration Date.

In the case of warrants linked to any Basket, the Basket Components may not be equally weighted.

The warrants may be linked to one or more Baskets, each composed of more than one index or fund, or some combination thereof. Each such Basket Component may have a different weight in determining the value of the relevant Basket, depending on the component weightings specified in the relevant pricing supplement. For example, for a Basket composed of four components, the relevant pricing supplement may specify that the weighting of the four components will be as follows: 18%, 20%, 33%, and 29%. One consequence of such an unequal weighting of the Basket Components is that if a higher-weighted Basket Component performs favorably and a lower-weighted Basket Component performs disfavorably, the Basket closing level will reflect the disfavorable performance of the higher-weighted component more than it reflects the favorable performance of the lower-weighted component, which may have an adverse effect on the value of the warrants and on the Cash Settlement Amount.

In the case of warrants linked to any Basket, changes in the values of Basket Components may offset each other.

Movements in the values of the Basket Components may not correlate with each other. At a time when the values of some of the Basket Components increase or decrease, the values of other Basket Components may move in a contrary direction, negating any beneficial movement of the Basket in one direction. Therefore, in calculating the Basket closing levels and the Final Level of any Basket, changes in the value of one or more of the Basket Components may be moderated, or more than offset, by contrary or negating changes in the value of the other Basket Components. For example, for an equally weighted Basket composed of two components, a 10% appreciation in one component on any Valuation Date would be completely offset by a 10% decline in the other component on such Valuation Date.

The closing levels of any Underlying or Basket will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect any relevant index or fund whose underlying constituents are traded in currencies other than the U.S. dollar.

Although the constituents of an Underlying or Basket Component may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars, the warrants are denominated in U.S. dollars, and the amount payable on the warrants on the Final Settlement Date will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the constituents of any relevant index or index underlying a fund are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the closing levels of any relevant indices or funds, and may affect the relevant Final Levels and the Cash Settlement Amount. The amount we pay in respect of the warrants on the Final Settlement Date will be determined solely in accordance with the description of the Cash Settlement specified in the relevant pricing supplement.

The warrants may be subject to currency exchange risk.

Because the prices of the constituents of an Underlying or Basket Component may be converted by the sponsors of such indices, funds, or indices underlying funds (the “Sponsors”) into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of such indices or funds, holders of the warrants may be exposed to currency exchange rate risk with respect to each of the countries represented in any such indices or funds. An investor’s net currency exposure with regard to such indices or funds will depend on the extent to which the currencies of the components underlying any such indices or funds strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective component currencies, the value of any such index or fund may be adversely affected, and the payment, if any, on the Final Settlement Date may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

Prior to expiration, the value of the warrants will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the warrants. We expect that, generally, the levels of the specified Underlying(s) and/or Basket(s), as applicable, on any day will affect the value of the warrants more than any other single factor. However, you should not expect the value of the warrants in the secondary market to vary in proportion to changes in the levels of any Underlying or Basket. The value of the warrants will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in any Underlying or Basket Components;

•	the time to expiration of the warrants;

•	the market price and dividend rate, if applicable, of the constituents of any Underlying or Basket Components;

•	interest and yield rates in the market generally and in the markets of the constituents of any Underlying or Basket Components;

•

economic, financial, political, regulatory or judicial events that affect the components underlying any Underlying or Basket Components or financial markets generally and that may affect the closing level of any Underlying or Basket on any trading day or Valuation Date;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to any Underlying or Basket Components;

•	the composition of any Underlying or Basket Components and any changes to the components underlying them;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of any Underlying or Basket Components based on their historical performance.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates is likely to adversely affect the value of the warrants prior to expiration.

While the payment, if any, on the Final Settlement Date will be based on the Notional Amount of your warrants as described in the relevant pricing supplement, the original issue price of the warrants includes each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase warrants from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates as a result of such compensation or other transaction costs.

An Index Sponsor may adjust its index in ways that affect the level of such index, and no Sponsor has any obligation to consider your interests.

Each sponsor of any relevant index (including an index underlying a fund, each an “Index Sponsor”) is responsible for calculating and maintaining its respective index. An Index Sponsor can add, delete or substitute the components underlying the relevant index or make other methodological changes that could change the level of the relevant index. You should realize that the changing of components included in any relevant index may affect such index as a newly added component may perform significantly better or worse than the component it replaces. Additionally, an Index Sponsor may alter, discontinue or suspend calculation or dissemination of its index. Any of these actions could adversely affect the value of the warrants and the Cash Settlement Amount. The Index Sponsors have no obligation to consider your interests in calculating or revising their respective indices.

In the case of an Underlying or Basket Component that is a fund, the policies of the Fund Sponsor and changes that affect the fund could adversely affect the amount payable on your warrants and their market value.

The policies of the sponsor of any relevant fund (the “Fund Sponsor”) concerning the calculation of the fund’s net asset value, additions, deletions or substitutions of securities in the fund and the manner in which changes affecting any relevant index are reflected in the fund could affect the market price of the shares of the fund and, therefore, the amount payable on your warrants on the Final Settlement Date and the market value of your warrants before that date. The amount payable on your warrants and their market value could also be affected if the Fund Sponsor changes these policies, for example, by changing the manner in which it calculates the fund’s net asset value, or if the Fund Sponsor discontinues or suspends calculation or publication of the fund’s net asset value, in which case it may become difficult to determine the market value of the warrants. If events such as these occur or if the closing price of shares of the fund is not available on the relevant Valuation Date because of a market disruption event or for any other reason, the calculation agent may determine the price of the shares of the fund on the relevant Valuation Date and thus the amount payable on the Final Settlement Date in a manner it considers appropriate in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing prices on the Valuation Date and the amount payable on the warrants more fully below under “We or our affiliates may have economic interests adverse to those of the holders of the warrants”, and in the relevant pricing supplement accompanying this product supplement.

We do not control any Underlying or Basket Component, or the constituents of any Underlying or Basket Component.

Except as we may otherwise describe in the relevant pricing supplement, we will not be affiliated with the sponsors of any Underlying or Basket Components and we will have no control over the constituents of any Underlying or Basket Components. As a result, we will have no ability to control the actions of the sponsors or of any company whose stock may be included in an Underlying or Basket Component, including actions that could affect the value of the constituents of any Underlying or Basket Components or your warrants. Except as we may otherwise describe in the relevant pricing supplement, none of the money you pay us will go to the sponsors or any company whose stock may be included in any Underlying or Basket Components, and no such company will be involved in the offering of the warrants in any way. Neither we nor any company whose stock may be included in an Underlying or Basket Component will have any obligation to consider your interests as a holder of the warrants in taking any actions that might affect the value of your warrants.

You will not have voting rights or rights to receive dividends or distributions from any Underlying or Basket Component.

As a holder of the warrants, you will not have voting rights or rights to receive any dividends or distributions with respect to the components underlying any Underlying or Basket Component or, in the case of a fund, with respect to shares of such fund.

We or our affiliates may have economic interests adverse to those of the holders of the warrants.

Deutsche Bank AG and other affiliates of ours trade the funds and the constituents of the Underlying(s) or Basket Components and other financial instruments related to any Underlying or Basket Components and their constituents on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of securities or financial instruments that are constituents of an Underlying or Basket Component or are linked to an Underlying or Basket Component. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the warrants. Any of these trading activities could potentially affect the level of an Underlying or Basket Component and, accordingly, could affect the value of the warrants and the amount payable to you on the Final Settlement Date.

We or our affiliates may act as the sponsor of one or more Underlyings or more Basket Components. In this role, we or our affiliates may exercise discretion in rebalancing such Underlyings or Basket Components during the term of the warrants. In addition, we or our affiliates may currently or from time to time engage in business with companies whose stocks may be constituent stocks of an Underlying or a Basket Component, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stocks are constituent stocks of an Underlying or Basket Component. Any prospective purchaser of warrants should undertake such independent investigation of each company whose stock is a constituent stock of an Underlying or Basket Component as in its judgment is appropriate to make an informed decision with respect to an investment in the warrants.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of warrants with returns linked or related to changes in the levels of an Underlying or Basket Component, or the constituents of an Underlying or Basket Component. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the warrants. We or our affiliates are active participants in the commodities and currency markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodity or currency transactions and such transactions may have a negative impact on any Underlying or Basket Component with commodity or currency components.

We may have hedged our obligations under the warrants directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market prices of the constituents of any Underlying or Basket Component and the levels of any Underlying or Basket Component and, therefore, the market value of the warrants. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the warrants declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level(s) (or the Strike Level(s), if applicable), the

Final Level(s), the closing levels of any Underlying, Basket, or Basket Components, as applicable, and the amount, if any, that we will pay you on the Final Settlement Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether any Underlying or Basket Component has been discontinued and whether there has been a material change in the method of calculation of any Underlying or Basket Component. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the warrants, which may affect your return on the warrants, particularly where Deutsche Bank AG, London Branch as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the relevant Underlying or Basket closing levels on any relevant Valuation Date and calculating the amount that we are required to pay you on the Final Settlement Date. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the warrants, it is possible that one or more of the Valuation Dates, the Expiration Date and the Final Settlement Date will be postponed, and your return will be adversely affected.

Holdings of the warrants by our affiliates and future sales may affect the price of the warrants.

Certain of our affiliates may purchase some of the warrants for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the warrants offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the warrants held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the warrants may fall. The negative effect of such sales on the prices of the warrants could be more pronounced if secondary trading in the warrants is limited or illiquid.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the warrants to holders who will hold the warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, commodities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the warrants as a part of a hedging transaction, straddle, conversion or integrated transaction, or U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar.

In addition, in the case of an Underlying or Basket Component comprising the stock of one or more entities, we will not attempt to ascertain whether any entity in the Underlying or Basket Component would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more entities in the Underlying or Basket Component were so treated, certain adverse U.S. federal income tax consequences might apply upon the sale, exchange or exercise of the warrants, for a U.S. holder in the case of a PFIC and for a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC or the equivalent government authority by such entities and consult your tax adviser regarding the possible consequences to you if such an entity is or becomes a PFIC or a USRPHC.

Tax Treatment of the Warrants

Except as otherwise provided in the relevant pricing supplement, we believe that the warrants should be treated for U.S. federal income tax purposes as cash-settled options with respect to the Underlying(s) or Basket(s).

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the warrants and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. The following discussion assumes that the above treatment is respected and that the warrants are not listed or traded on any securities, options, commodities or other exchange.

Tax Consequences to U.S. Holders

The following discussion applies to “U.S. holders” of the warrants. You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the warrants who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as otherwise provided in the applicable pricing supplement, assuming that the treatment of the warrants described above is respected, the following are anticipated U.S.

federal income tax consequences of the ownership and disposition of the warrants under current law.

Tax Treatment Prior to the Final Settlement Date. You should not be required to recognize taxable income over the term of the warrants prior to the Final Settlement Date, other than pursuant to a sale or exchange, as described below.

Sale, Exchange, Exercise or Lapse of the Warrants. Upon a sale or exchange of the warrants prior to the Final Settlement Date, or upon the receipt of a cash payment (or no payment) upon the exercise or lapse of the warrants on the Final Settlement Date, subject to the possible application of Section 988 of the Code as discussed below, you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, exercise or lapse and your tax basis in the warrants so sold, exchanged, exercised or lapsed. Your tax basis in the warrants generally should equal the amount you paid to acquire the warrants. Such gain or loss should be long-term capital gain or loss if you have held your warrants for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Application of Section 988 of the Code. If an Underlying or Basket Component is based in whole or part on foreign currencies, because of the application of certain rules and regulations relating to foreign currency instruments under Section 988 of the Code, the gain or loss upon sale, exchange, exercise or lapse of the warrants could be treated as ordinary in character unless you make a valid election pursuant to the Treasury regulations governing foreign currency transactions on or before the date you acquire the warrants to treat such gain or loss as capital. If you make a valid election before the close of the day on which you acquire the warrants, your gain or loss on the warrants should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange, exercise or lapse you have held the warrants for more than one year. The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988 of the Code, either (a) clearly identify the transaction on your books and records on the date you acquire your warrants as being subject to such an election and file the relevant statement verifying such election with your federal income tax return, or (b) otherwise obtain independent verification. You should consult your tax adviser regarding the conditions and procedures for making this election.

If you do not make the election referred to above, your gain or loss on the sale, exchange, exercise or lapse of the warrants could be ordinary income or loss to you. In that event, you should consult your tax adviser regarding the potential application of reporting requirements for losses in excess of specified thresholds, including special rules for ordinary losses with respect to foreign currency transactions.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While the scope of the notice does not appear to encompass instruments such as the warrants, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the tax consequences of an investment in the warrants, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the warrants, including the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a non-U.S. holder of the warrants. You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the warrants who is (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust. You are not a non-U.S. holder for the purpose of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of sale, exchange, exercise or lapse. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or exercise of the warrants.

Sale, Exchange or Exercise of the Warrants. Subject to the discussion below regarding backup withholding and except as otherwise provided in the relevant pricing supplement, any gain from the sale or exchange of the warrants prior to the Final Settlement Date or upon the receipt of cash payment upon exercise of the warrants on the Final Settlement Date should not be subject to U.S. federal withholding or income tax unless that gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the warrants are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the warrants, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

Proceeds received from a sale, exchange or exercise of the warrants will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the warrants includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the warrants which commissions, as to agents affiliated with us, and may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the warrants. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the Underlying(s) or Basket Components, the constituents of the Underlying(s) or Basket Components, or instruments whose value is derived from the Underlying(s) or Basket Components or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially affect the levels of the Underlying(s) or Basket Components as well as the Initial Level(s) (and Strike Level(s), if applicable), which could affect your return on the warrants. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Underlying(s) or Basket Components, the constituents of the Underlying(s) or Basket Components, or instruments whose value is derived from the Underlying(s) or Basket Components or their constituents. Although we have no reason to believe that any of these activities will have a material impact on the level of the Underlying(s) or Basket(s) or the value of the warrants, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE UNDERLYING

The Underlying(s) or Basket(s) to which payment on the warrants will be linked, along with the method of calculating payments on the warrants in the event that any Underlying or one or more Basket Components is discontinued and applicable market disruption events, will be described in the relevant pricing supplement.

TERMS OF WARRANTS

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level(s) (or the Strike Level(s), if applicable), the applicable Underlying and Basket closing levels on each Valuation Date, the Final Level(s) and the payment, if any, you will receive on the Final Settlement Date. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any Underlying or Basket Component and whether there has been a material change in the method of calculating any Underlying or Basket Component or any index that underlies a relevant fund. All determinations made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the amount to be paid on the Final Settlement Date on or prior to 11:00 a.m. on the business day preceding the Final Settlement Date.

All calculations with respect to the Initial Level(s) (or the Strike Level(s), if applicable), the Final Level(s), or any Underlying or Basket closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per warrant on the Settlement Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Notional Amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Modification

Under the heading “Description of Warrants—Significant Provisions of the Warrant Agreement” in the accompanying prospectus supplement is a description of when the consent of each affected holder of warrants is required to modify the warrant agreement.

Listing

The warrants will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co.

(DTC’s nominee). One or more fully-registered global warrant certificates, representing the aggregate number or notional amount of the warrants, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Warrants—Book-Entry Only Issuance—The Depository Trust Company.”

Warrant Agent

Payment of amounts due upon expiration of the warrants will be payable and the transfer of the warrants will be registrable at the office of DBTCA in The City of New York.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants will be governed by and interpreted in accordance with the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”), as agents, and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of warrants has agreed to purchase, and we have agreed to sell, the aggregate Notional Amount of warrants set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the warrants directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees in the amount set forth in the relevant pricing supplement. After the initial offering of the warrants, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 of the Conduct Rules of FINRA regarding the underwriting of securities of an affiliate by a firm that is a member of FINRA. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer. In addition, Rule 2720 requires that the initial public offering price of the warrants be no higher than that recommended by a “qualified independent underwriter,” who must participate in the preparation of the relevant pricing supplement and who must exercise the usual standards of “due diligence” with respect thereto.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the warrants in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the warrants, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, DBSI may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. DBSI must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the aggregate Notional Amount of warrants offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the warrants offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the warrants or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the

United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the warrants or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the warrants. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.